                                                                     EXHIBIT 4.1

                              ARTICLES OF MERGER
                                    BETWEEN
                     MID-AMERICA REALTY INVESTMENTS, INC.
                                      AND
                           BRADLEY REAL ESTATE, INC.


THIS IS TO CERTIFY THAT:

     FIRST: Bradley Real Estate, Inc. and Mid-America Realty Investments, Inc.
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agree to merge in the manner hereinafter set forth.

     SECOND:  Bradley Real Estate, Inc. is the corporation to survive the
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merger.

     THIRD: Both Bradley Real Estate, Inc. (the "Surviving Corporation") and
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Mid-America Realty Investments, Inc. (the "Merging Corporation") are
incorporated under the laws of the State of Maryland.

     FOURTH:  The principal office of the Surviving Corporation in the State of
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Maryland is located in Baltimore City and the principal office of the Merging
Corporation in the State of Maryland is located in Baltimore City.

     FIFTH: The Merging Corporation owns no interest in land in the State of
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Maryland.

     SIXTH: The charter of the Surviving Corporation will not be amended as a
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result of the merger.

     SEVENTH:   The total number of shares of all classes of stock which each
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corporation party to these Articles has the authority to issue and the number of shares of each class are as follows:

     a) Surviving Corporation

          The total number of shares of all classes of stock which the Surviving Corporation has authority to issue is one hundred fifty million (150,000,000) shares, consisting of eighty million (80,000,000) shares of common stock, par value $.01 per share, twenty million (20,000,000) shares of preferred stock, par value $.01 per share, of which three million four hundred eighty thousand two hundred and ten (3,480,210) shares have been designated as 8.4% Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock") and fifty million (50,000,000) shares of excess stock, par value $.01 per share. The aggregate par value of all shares of all classes having a par value is one million five hundred thousand dollars ($1,500,000).

     b) Merging Corporation

          The total number of shares of all classes of stock which the Merging Corporation has authority to issue is twenty-five million (25,000,000) shares of common stock, par value $.01 per share, and the Merging
     Corporation has no authority to issue preferred stock.   The aggregate par
     value of all shares of all classes having a par value is two-hundred and fifty thousand dollars ($250,000).

     EIGHTH:  Upon the Effective Time (as defined in Article Eleventh), the
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Merging Corporation shall be merged with and into the Surviving Corporation and the separate corporate existence of the Merging Corporation shall thereupon cease. Each share of common stock, par value $.01 per share, of the Merging Corporation shall be converted into the right to receive 0.42 of a share of Series A Preferred Stock ("Common Stock") of the Surviving Corporation on the Effective Time, without the necessity of any action on the part of the holder thereof, except that fractional shares will be treated as described below.

     No fractional shares of the Series A Preferred Stock of the Surviving Corporation shall be issued. In lieu of the issuance of any fractional share of Series A Preferred Stock of the Surviving Corporation, each holder of Common Stock of the Merging Corporation upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the fraction of a share of Series A Preferred Stock of the Surviving Corporation which such holder would otherwise be entitled to receive by (ii) $25.00.

     At the Effective Time, without any action on the part of the holder thereof, all shares of Common Stock of the Merging Corporation, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any shares of the Common Stock of the Merging Corporation shall thereafter cease to have any rights with respect to such shares of Common Stock of the Merging Corporation, except the right to receive, without interest, shares of Series A Preferred Stock of the Surviving Corporation and cash in lieu of fractional shares of Preferred Stock of the Surviving Corporation upon the surrender of such certificate. No dividends or other distributions on the Series A Preferred Stock of the Surviving Corporation paid with respect to any shares of the Common Stock of the Merging Corporation represented by a Certificate shall be delivered to the holder of such Certificate until such Certificate is surrendered for exchange. Following surrender of such Certificate, such dividends or other distributions shall be paid to such holder, without interest, less the amount of any withholding or other applicable taxes which may be required thereon.

     NINTH: The terms and conditions of the transaction described in these
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Articles were duly advised, authorized and approved by the Merging Corporation in the manner and by the vote required by the laws of the State of Maryland and the charter of the Merging Corporation, as follows:

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

     a) At a meeting of the Board of Directors of the Merging Corporation held on May 30, 1998, the Board of Directors adopted a resolution declaring that the terms and conditions of the transaction described herein were advisable and in the best interests of the Merging Corporation and its stockholders and directing that the proposed transaction be submitted for consideration by the stockholders of the Merging Corporation and such resolution is filed with the minutes of the proceedings of the Board of Directors.

     b) At a special meeting of stockholders of the Merging Corporation held on August 5, 1998, the stockholders adopted a resolution approving the terms and conditions of the transaction and of the Merger Agreement described herein as so proposed and such resolution is filed with the minutes of the proceedings of the stockholders.

     TENTH: The terms and conditions of the transaction described in these
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Articles were duly advised, authorized and approved by the Surviving
Corporation, in the manner and by the vote required by the laws of the State of Maryland and the charter of the Surviving Corporation, as follows:

     a) At a special meeting of the Board of Directors of the Surviving Corporation held on May 27, 1998, the Board of Directors adopted a resolution (i) declaring that the merger between the Merging Corporation and the Surviving Corporation, as contemplated by the Agreement and Plan of Merger, is deemed to be in the best interests of the Surviving Corporation and its stockholders and advisable on substantially all the terms and conditions set forth in the Merger Agreement, and (ii) approving such merger, and such resolution is filed with the minutes of the proceedings of the Board of Directors.

     ELEVENTH:   These Articles of Merger shall become effective upon acceptance
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for record by the State Department of Assessments and Taxation of Maryland (the
"Effective Time").

     TWELFTH: Each undersigned President acknowledges these Articles of Merger
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to be the corporate act of the respective corporate party on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each President acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the corporation on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.

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

     IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 6th day of August, 1998.



ATTEST:                                  MID-AMERICA REALTY INVESTMENTS, INC.


/s/ Jerome L. Heinrichs                  By: /s/ Dennis G. Gethmann       (SEAL)
---------------------------------------      -----------------------------
Jerome L. Heinrichs                          Dennis G. Gethmann
Secretary                                    President



ATTEST:                                  BRADLEY REAL ESTATE, INC.


/s/ William B. King                      By: /s/ Thomas P. D'Arcy         (SEAL)
---------------------------------------      -----------------------------
William B. King                              Thomas P. D'Arcy
Secretary                                    President

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